EXHIBIT 21 - SCHEDULE OF SUBSIDIARIES

LOWE'S COMPANIES, INC. AND SUBSIDIARY COMPANIES


NAME AND DOING BUSINESS AS:                         STATE OF  INCORPORATION

Lowe's Home Centers, Inc.                                North Carolina
The Contractor Yard, Inc.                                North Carolina
Sterling Advertising, Ltd.                               North Carolina
LF Corporation                                           Delaware
Lowe's Home Centres (Canada), Inc.                       Canada
LG Sourcing, Inc.                                        North Carolina
Lowe's HIW, Inc.                                         Washington
Anchorage Eagle, LLC                                     Alaska
Lowe's/Richmond Indiana, LLC                             Indiana
Eagle Hardware and Garden Distribution Services, Inc.    Washington
Westinghouse Consumer Brands, LLC                        Delaware